Exhibit 99.1

Kroger Evolves eCommerce Offerings to Improve the Customer Experience, Drive Profitable Sales Growth

Expects to improve eCommerce profitability by approximately $400 million in 2026

Expands relationships with Instacart, DoorDash, and Uber Eats to reach new customers in as little as 30 minutes

Announces closure of certain automated facilities

CINCINNATI – November 18, 2025 – The Kroger Co. (NYSE: KR) today announced updates to its eCommerce plan, resulting in a differentiated and simplified customer experience, new households shopping at Kroger, and immediate eCommerce profitability improvements.

Kroger expects these updates to have a positive effect to eCommerce operating profit of approximately $400 million in 2026. This will be used to improve the customer experience through lower prices and better store conditions while also improving operating margins. The company expects to incur impairment and related charges in the third fiscal quarter of 2025 of approximately $2.6 billion as a result of these closures and its automated fulfillment network not meeting financial expectations. The company expects these closures to have a neutral effect on its identical sales without fuel.

Kroger’s hybrid eCommerce offerings will deliver accelerated online growth, using its strong and growing store footprint, well-established third-party delivery providers, and automated fulfillment facilities where applicable.

“eCommerce remains a core part of serving customers who want better value, wide selection and flexible ways to shop,” said Ron Sargent, Kroger’s chairman and CEO. “We are building on a strong foundation with five consecutive quarters of double-digit eCommerce sales growth and increased profitability improvements. We are taking decisive action to make shopping easier, offer faster delivery times, provide more options to our customers, and we expect to deliver profitable sales growth as a result.”

Kroger expanded its Instacart relationship as its primary delivery fulfillment provider across Kroger.com and the Kroger app. The companies recently announced Kroger will be one of the first retailers to offer customers access to Instacart’s AI assistant, Cart Assistant on Kroger’s iOS mobile app. To reach more customers and fulfill more shopping trips, Kroger also broadened its relationship with DoorDash, giving tens of millions of customers access to food and grocery essentials on-demand through the DoorDash Marketplace. In addition, Kroger announced the upcoming launch of a new customer experience on Uber Eats Marketplace in early 2026 to fulfill more customers shopping needs by providing access to groceries when customers order meals from their favorite local restaurants as well as offering standard grocery delivery.

Increased customer traffic and trips through these third-party providers will also fuel Kroger’s retail media business growth through first of its kind capabilities, creating new opportunities for CPGs to reach and engage customers with relevant advertising.

“Every customer is different, and they expect more options to access fresh, affordable food, without compromising on the value or convenience,” said Yael Cosset, executive vice president and chief digital officer for Kroger. “Our differentiated approach, combining the proximity of our stores with high-capacity automation, the wide assortment of the fresh food they love, allows us to fulfill more trips for the families we serve. Being able to deliver food and groceries to tens of millions of families who shop with us every year, in as little as 30 minutes is a winning model for Kroger and our customers.”

Following a comprehensive review, Kroger identified opportunities to optimize its fulfillment network by closing facilities in Pleasant Prairie, Wis.; Frederick, Md.; and Groveland, Fla. in January, while monitoring the remaining facilities’ performance.

In geographies where Kroger sees higher density of demand, the company will continue to take advantage of automated customer fulfillment to increase customer engagement, capacity and improve productivity and profitability. As part of its comprehensive hybrid fulfillment network, Kroger will also pilot capital-light, store-based automation in high-volume geographies to improve fulfillment capabilities and elevate the in-store customer experience. The adjustments to the network combined with increased store-based fulfillment will contribute to ROIC improvement.

This flexible, hybrid network balances an expanded store footprint, third-party delivery, and automation, providing customers the products they love, the value they want, through the options they need, while building a sustainable and profitable business.

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: To Feed the Human Spirit™. We are, across our family of companies more than 400,000 associates who serve over 11 million customers daily through an eCommerce shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities. To learn more about us, visit our newsroom and investor relations site.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the Company’s simplification of its customer fulfillment network and associated expected impairment charges, as well as Kroger’s financial position and future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “plan,” “project,” “seek,” “should,” “will” and “would” and variations of such words and similar phrases. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements.

These statements are subject to a number of known and unknown risks, uncertainties and other important factors, including our ability to realize the expected improvement in our operating profit, and the risks and other factors discussed in reports filed with the Securities and Exchange Commission (the “SEC”) by Kroger from time to time, including those discussed under the heading “Risk Factors” in its respective most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, that could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Except as required by law, the Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger’s reports and filings with the SEC for a further discussion of these risks and uncertainties.

Contacts: Media: Holly Stutz Smith (513) 762-1080; Investors: Rob Quast (513) 762-4969